CONTACT:
Stellar Pharmaceuticals Inc. -OR-	INVESTOR RELATIONS COUNSEL
Peter Riehl, President & CEO	The Equity Group Inc
(800) 639-0643	Devin Sullivan
(519) 434- 1540	(212) 836-9608 -or-- dsullivan@equityny.com
Arnold Tenney, Charman	Adam Prior
Cell (416) 587-3200	(212) 836-9606 -or-- aprior@equityny.com

FOR IMMEDIATE RELEASE

STELLAR PHARMACEUTICALS ANNOUNCES 2005 SECOND QUARTER FINANCIAL RESULTS

Q2 2005 Highlights Compared to Q2 2004
●  Revenues increase 26.1%
●   NeoVisc® sales up 18.0%
●   Gross profit increases 22.9%
●  Cash and equivalents of $2.6 million at June 30, 2005 and no long term debt

LONDON, ONTARIO, CANADA, August 11, 2005 - Stellar Pharmaceuticals Inc. ("Stellar") (OTCBB: SLXCF; TSXV: SLX), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced financial results for the second quarter ended June 30, 2005. All amounts in this press release are in Canadian dollars, and are the result of the use of U.S. GAAP.

Peter Riehl, President and Chief Executive Officer of Stellar, commented, “The second quarter marked the fourth consecutive quarter of double-digit increases in year-over-year product sales. Canadian sales of NeoVisc® remained strong during the second quarter of 2005, while Canadian sales of Uracyst® resumed positive sales growth after experiencing a sales decline in the first quarter of 2005.”

2005 Second Quarter

Total revenues increased 26.1% for the 2005 second quarter to $496,341 from $393,532 in the second quarter of 2004, driven primarily by a 16.9% increase in product sales and higher royalty and licensing revenues. Canadian sales of NeoVisc®, a viscosupplementation therapy for the treatment of osteoarthritis, increased 18.0% from the same period in 2004, largely as a result of increased sales and marketing efforts by the Company. Canadian sales of Uracyst®, Stellar’s patented treatment for interstitial cystitis (“IC”), also rose slightly during the quarter, increasing 1.1%. Sales of Uracyst are continuing to be impacted by patient recruitment for the previously disclosed open-label, community-based clinical trial in Canada, which is designed to demonstrate the efficacy of Uracyst to physicians. The trial is being conducted by Queens University in Kingston, Ontario.

Stellar Pharmaceuticals Inc.
August 11, 2005

Royalty and licensing revenue for the second quarter of 2005 was $74,882, up 129.1% from the 2004 period and 13.7% sequentially from the first quarter of 2005. Royalty and licensing revenue for the six month period ended June 30, 2005 was $140,725, compared to $303,901 for the six months ended June 30, 2004. Royalty and licensing revenue in the first quarter of 2004 included a one-time milestone payment of $267,220 from Leitner Pharmaceuticals LLC related to NeoVisc and Uracyst. Excluding this one-time milestone payment, royalty and licensing revenue increased 283.7%, largely derived from royalties on higher sales penetration of Uracyst in Germany, Netherlands, Austria and the Scandinavian countries.

There was a short-term delay in the active promotion and sales of Uracyst out of the United Kingdom through G. Pohl-Boskamp GmbH, Stellar’s exclusive Pan-European licensee for this product. However, the Company expects to fully implement active market promotion and begin realizing sales royalties beginning this month. Sales of Uracyst through G. Pohl-Boskamp GmbH in France are still expected to begin in 2005.

The Company continued to realize in-licensed sales of NMP22®BladderChek® (“BladderChek”), an FDA- and TPD-approved, point-of-care diagnostic and monitoring test for bladder cancer, which commenced selling in October 2004. There is growing acceptance among urologists following a February 2005 published study in the Journal of the American Medical Association, which concluded that BladderChek vastly outperforms cytology, the current adjunctive test for bladder cancer. The Company expects that sales of BladderChek will accelerate once reimbursement approvals are in place.

In-licensed sales of Skelite™, a synthetic bone grafting product, remained flat during the second quarter of 2005 compared to the second quarter of 2004. Formulary delays at larger institutions continued to impact sales growth, as did a lack of peer-reviewed clinical data regarding the product.

Costs of goods sold as a percentage of revenue improved to 21.8% in the second quarter of 2005 from 26.2% in the first quarter of 2005. Costs of sales were higher year-over-year due to Stellar’s move to a new manufacturing facility in June 2004 and certain transitional costs, however the Company does not believe these costs to be ongoing and believes it will realize cost-savings from its investments in new manufacturing processes and economies of scale later in 2005. The Company reported higher selling, general and administrative (“SG&A”) expenses during the second quarter of 2005, largely due to non-cash expenses related to share options issued to consultants, and increased sales and marketing activities.

Stellar reported a net loss in the second quarter of 2005 of $347,312, or $0.02 per diluted share, on 23.2 million weighted average common shares outstanding (“shares outstanding”), compared to a net loss of $372,427, or $0.01 per diluted share, on 21.7 million shares outstanding in the second quarter of 2004. The increase in shares outstanding was due to the effect of shares issued in conjunction with a private placement in March 2004 with SJ Strategic Investments LLC that raised approximately $4.1 million in working capital for Stellar. SJ Strategic Investments owns approximately 23% of Stellar’s common stock.

Stellar Pharmaceuticals Inc.
August 11, 2005

Outlook for 2005-06

Mr. Riehl stated, “We were also pleased to sign an exclusive licensing agreement last month with InnoGen Ltd. for the sale of NeoVisc in Turkey. While NeoVisc’s sales in this region will not commence until we receive approval from all required Turkish authorities, which we expect in late 2006, we feel that this agreement is evidence of our continued commitment to entering new markets and demonstrating the efficacy of our product to other potential distributors.

We also continue to move towards the commencement of U.S. Phase III FDA clinical trials for NeoVisc in 2005 and for Uracyst thereafter.”

Mr. Riehl concluded, “Our balance sheet continues to remain strong, with $2.6 million in working capital and no long term debt at June 30, 2005. While we have utilized some cash to fund our growth initiatives, we expect, based on current estimates and business conditions, to reach operating profitability in 2006. This would allow us to fund our future growth from operations.”

Conference Call

Management will conduct a conference call today at 10:30 a.m. Eastern Time to discuss second quarter results. Interested parties may participate in the call by dialing 888-789-0150 (in the United States) or 416-695-6622 (in Canada) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Stellar Pharmaceuticals Conference Call. A recorded replay of the call will be available until 11:59 pm Eastern Time on Monday, August 15, 2005. Listeners may dial 888-509-0081 (in the United States) or 416-695-5275 (in Canada) for the replay. The call will also be simultaneously broadcast over the Internet. Those interested in listening to the live web cast may do so by going to the Company's website at www.stellarint.com or by going to www.ccnmatthews.com/StellarPharmaceuticalsQ2. Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archive will be available immediately after the live call and continue for approximately 30 days.

About Stellar Pharmaceuticals Inc.
Stellar Pharmaceuticals Inc. has developed and is marketing direct in Canada and in countries around the world through out-license agreements three products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreements for Skelite™ a proprietary synthetic bone-grafting product and NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer which are expected to positively impact sales in 2005.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings.
The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

### #### ###

Stellar Pharmaceuticals Inc.
August 11, 2005
STELLAR PHARMACEUTICALS INC.

STATEMENTS OF OPERATIONS
(Canadian Funds; US GAAP)

(Unaudited)

	For the Three Month Period		For the Six Month Period
	Ended June 30		Ended June 30
	2005	2004	2005	2004

REVENUE
Product sales	$420,616	$359,778	$779,271	$649,727
Miscellaneous revenue	843	1,064	1,643	1,064
	421,459	360,842	780,914	650,791

COST OF GOODS SOLD	91,586	64,161	185,619	114,710
	329,873	239,401	595,295	536,081

ROYALTY AND LICENSING REVENUES	74,882	32,690	140,725	303,901

GROSS PROFIT	404,755	329,371	736,020	839,982

EXPENSES
Selling, general, and administrative	643,370	503,115	1,256,375	943,766
Research and development	91,450	136,884	284,685	222,847
Amortization	34,681	19,413	67,682	38,678

	769,501	659,412	1,608,741	1,205,291

LOSS FROM OPERATIONS	(364,746)	(330,041)	(872,721)	(365,309)

INTEREST AND OTHER INCOME	17,434	(42,386)	70,754	(40,825)

NET LOSS FOR THE PERIOD	(347,312)	(372,427)	(801,967)	(406,134)

LOSS PER SHARE	($0.02)	($0.01)	($0.03)	($0.02)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	23,159,131	21,716,749	23,089,571	20,083,229

Stellar Pharmaceuticals Inc.Page
August 11, 2005

STELLAR PHARMACEUTICALS INC.

BALANCE SHEET
(Canadian Funds; US GAAP)

	Unaudited	Audited
	As at	As at
	June 30, 2005	December 31, 2004

ASSETS

CURRENT
Cash and cash equivalents	$2,588,333	$3,172,870
Accounts Receivable	134,987	143,629
Inventories	189,905	336,491
Tax Recoverable	-	38,131
Prepaid, deposits, and sundry receivables	189,487	155,972
	3,102,712	3,847,093

PROPERTY, PLANT, AND EQUIPMENT	988,911	951,860

OTHER ASSETS	20,326	16,431
	$4,111,949	$4,815,384
LIABILITIES

CURRENT
Accounts payable	$248,059	$342,624
Accrued liabilities	42,344	32,503
Deferred revenues	139,572	221,320
	429,975	596,447

SHAREHOLDERS’ EQUITY
CAPITAL STOCK (Note 7)
AUTHORIZED
Unlimited     Non-voting, convertible, redeemable, and retractable preferred shares with no par value
Unlimited     Common shares with no par value

ISSUED
23,197,263 Common shares (2004 – 22,802,373)	7,864,941	7,720,873
Paid-in capital options and warrants - outstanding	495,648	374,712
- expired	67,263	67,263
DEFICIT	(4,745,878)	(3,943,911)
	3,681,974	4,218,937
	$4,111,949	$4,815,384